DocuSign Envelope ID: F21419AF-3FC0-48C7-912F-021C57584081

NIGHTHAWK BIOSCIENCES, INC. CLAWBACK POLICY

ACKNOWLEDGEMENT FORM

By signing below, the undersigned acknowledges and confirms that the undersigned has received and reviewed a copy of the NightHawk Biosciences, Inc. (the

"Company")

Clawback Policy (the

"Policy").

By signing this Acknowledgement Form, the undersigned acknowledges and agrees that the undersigned is and will continue to be subject to the Policy and that the Policy will apply both during and after the undersigned's employment or service with the Company. Further, by signing below, the undersigned

a

grees to abide by the terms of the Policy, including, without limitation, by returning any Erroneously

Awarded Compensation (as defined in the Policy) to the Company to the extent required by, and in a manner consistent with, the Policy.

EXECUTIVE OFFICER

William Ostrander

Print Name

11

/17/2023

Date